Exhibit 99.1
KCSA STRATEGIC COMMUNICATIONS
880 Third Avenue New York NY 10022
T 212 682 6300 I F 212 697 0910
www.kcsa.com

Compass Diversified Holdings	Investor Relations Contact:
James J. Bottiglieri	KCSA Strategic Communications
Chief Financial Officer	Jeffrey Goldberger / Nick Rust
203.221.1703	212.896.1249 / 212.896.1299
jim@compassequity.com	jgoldberger@kcsa.com / nrust@kcsa.com
Compass Diversified Holdings Subsidiary, CBS Personnel, Inc., Closes
Acquisition of Staffmark Investment LLC
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Management to Host Acquisition Conference Call on Monday, January 28, 2008 at 4:30 p.m.
Westport, CT, January 23, 2008 – Compass Diversified Holdings (Nasdaq GS: CODI) and Compass Group Diversified Holdings LLC (collectively, “CODI”) announced today, its subsidiary, CBS Personnel Holdings, Inc. (“CBS Personnel”), has consummated the acquisition of Staffmark Investment LLC (“Staffmark”), pursuant to a definitive agreement signed on December 19, 2007.
Management will host a conference call on Monday, January 28, 2008, at 4:30 p.m. ET to discuss CODI’s recent acquisitions of Staffmark and Fox Factory, Inc.
The conference call will feature remarks by I. Joseph Massoud, Chief Executive Officer, and James J. Bottiglieri, Chief Financial Officer. To participate in the call, please dial (888) 694-4728 (domestic) or (973) 582-2745 (international) and enter the passcode (32008936). Please dial into the call at least five minutes before the scheduled start time.
The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of CODI’s website, www.compassdiversifiedholdings.com. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the Internet broadcast.
For interested individuals unable to join the live conference call, a replay of the call will be available through February 11, 2008, at (800) 642-1687 (domestic) or (706) 645-9291 (international). The passcode for the call is 32008936. An online archive of the webcast will be available on CODI’s website for 30 days following the call.
About Compass Diversified Holdings (“CODI”)
CODI was formed to acquire and manage a group of middle market businesses that are headquartered in North America. CODI provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms, wealthy individuals or families. CODI’s disciplined approach to its target market provides opportunities to methodically purchase attractive businesses at values that are accretive to its shareholders. For sellers of businesses, CODI’s unique structure allows CODI to acquire businesses efficiently with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.
Upon acquisition, CODI works with the executive teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and cash flows. These cash flows support distributions to CODI shareholders.

Subsidiary Businesses
Aeroglide Holdings, Inc. and its consolidated subsidiaries, referred to as Aeroglide, is a designer and manufacturer of industrial drying and cooling equipment, primarily used in the production of a variety of human foods, animal and pet feeds, and industrial products. Aeroglide is based in Cary, NC.
American Furniture Manufacturing, Inc., and its consolidated subsidiaries, referred to as American Furniture, is a low-cost manufacturer of upholstered stationary and motion furniture, including sofas, loveseats, sectionals, recliners and complementary products. American Furniture has the ability to ship any product in its line within 48 hours of receiving an order. American Furniture is based in Ecru, MS.
Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a manufacturer of medical support surfaces and patient positioning devices, primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. AMD is based in Los Angeles, CA.
CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH and operates 435 branch locations in 35 states (includes Staffmark).
Compass AC Holdings, Inc. and its consolidated subsidiaries, referred to as Advanced Circuits, is a manufacturer of low-volume quick-turn and prototype rigid printed circuit boards (“PCBs”). Advanced Circuits is based in Aurora, CO.
Fox Factory, Inc. and its consolidated subsidiaries, referred to as Fox, is a designer, manufacturer and marketer of high-end suspension products for mountain bikes, all terrain vehicles, snowmobiles and other off-road vehicles. Fox is based in Watsonville, CA.
Halo Lee Wayne LLC and its consolidated subsidiaries, referred to as Halo, is a distributor of customized promotional products and serves more than 30,000 customers as a one-stop-shop resource for design, sourcing, management and fulfillment across all categories of its customers’ promotional products needs. Halo is based in Sterling, IL.
Silvue Technologies Group, Inc. and its consolidated subsidiaries, referred to as Silvue, is a developer and manufacturer of proprietary, high-performance coating systems for polycarbonate, glass, acrylic, metals and other substrate materials used in the premium eyewear, aerospace, automotive and industrial markets. Silvue is based in Anaheim, CA.
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2006 and the Form 10Qs filed by CODI for the quarters ended March 31, 2006, June 30, 2006, September 30, 2006, March 31, 2007 June 30, 2007and September 30, 2007 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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